Exhibit 99.1

News Release

Contact:

John Varian

Interim Chief Financial Officer

Phone: (650) 569-5481

jvarian@deltagen.com

For Immediate Release

Deltagen Reports First Quarter 2003 Financial Results

Relaunch efforts underway

REDWOOD CITY, Calif., May 15, 2003—Deltagen, Inc. (Nasdaq: DGEN) today reported a net loss for the three-month period ended March 31, 2003 of $18.0 million, or $0.45 per share, compared to a loss for the first quarter of 2002 of $18.7 million, or $0.57 per share. The loss in the first quarter of 2003 includes restructuring charges of $9.3 million, which were incurred to relaunch the company with a greatly reduced cost structure. Excluding these charges, Deltagen’s first quarter loss would have been $8.7 million.

Revenue for the first quarter of 2003 increased 76% to $4.6 million from $2.6 million for the corresponding quarter in 2002 due to an increased delivery of products under the Company’s DeltaBase and other product offerings.

Costs and expenses for the quarter ended March 31, 2003 were $22.4 million including the $9.3 million in restructuring charges referred to above, and $13.1 million excluding these charges compared to costs and expenses of $21.6 million in the first quarter of 2002. The restructuring charges include $4.2 related to the renegotiation and exiting of excess facilities formerly occupied by Deltagen and $5.1 million for severance and other charges related to workforce reductions and other restructuring efforts.

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Net interest expense was $164,000 in the three months ended March 31, 2003, compared to net interest income of $263,000 in the prior year first quarter due to a reduced cash balance in the 2003 period. At March 31, 2003, cash, cash equivalents, and marketable securities totaled $2.7 million.

On April 4, 2003, Deltagen announced it had received $5 million from a secured bridge loan from existing institutional investors. These investors have committed a minimum of $10 million to purchase preferred stock in a private placement. The bridge loan will be repaid upon the earlier of the closing of the preferred equity financing with the proceeds thereof or August 31, 2003.

In connection with the equity financing, Deltagen has agreed to use its reasonable best efforts, as soon as reasonably practicable after the closing of the preferred stock financing, to offer stockholders of record as of the last business day prior to the closing of the preferred financing (other than the investors in such financing) non-transferable rights to purchase newly issued preferred stock at the same purchase price paid by the investors. The amount of preferred shares so offered to each stockholder would be sufficient to allow each such stockholder to maintain the percentage ownership interest in Deltagen held by each such stockholder as of the last business day prior to the closing of the preferred financing.

The preferred stock has not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

The rights offering will be made only by means of a prospectus filed as part of a registration statement with the securities and exchange commission.

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During the quarter ended March 31, 2003 and since, the Company has taken a series of actions to streamline operations. These actions were announced by Deltagen on April 10, 2003 and include:

•	Concluding multiple lease termination and restructuring agreements which have allowed the company to centralize its operations from the previous 10 facilities down to a single 132,000 square foot, state-of-the-art facility. This achievement reduced the Company’s aggregate future lease commitments by approximately $70 million.

•	Reducing Debt Obligations by paying off approximately $12.3 million in debt.

•	Reducing the Company’s workforce to approximately 150 people from over 200 in early 2003. The Company’s headcount peaked at approximately 450 in 2002.

John Varian, interim chief financial officer said, “We are seeing the results of our actions to reduce our expenses to a level consistent with building a sustainable business. The first quarter of 2003 continued to reflect certain excess costs, which we are working to reduce even into the second quarter of this year. We now have an operational and cost structure which we believe will allow us to meet our customers’ needs and drive revenues at an acceptable expense level.”

About Deltagen

Headquartered in Redwood City, California, Deltagen is a leading provider of drug discovery tools and services to the biopharmaceutical industry. Deltagen offers a suite of programs designed to enhance the efficiency of drug discovery, including access to biological models, drug interaction and metabolism technologies and validated small molecule targets. Deltagen’s products and programs have been validated by customers and partners such as Eli Lilly & Co., GlaxoSmithKline, Merck & Co., Millennium Pharmaceuticals and Pfizer.

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This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the ability of Deltagen to close the preferred stock financing; the extent to which genomic databases are utilized in pharmaceutical research and development; the ability of Deltagen to provide products and services that meet market needs; the impact of competition and alternative technologies, processes and approaches, and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements

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DELTAGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$2,664	$13,816
Restricted cash	40	10,590
Accounts receivable, net	2,518	5,523
Prepaid expenses and other current assets	2,311	3,358

Total current assets	7,533	33,287

Property, plant and equipment, net	34,052	35,458
Goodwill	—	—
Intangible assets, net	4,580	5,165
Restricted cash	6,253	6,185
Other assets	2,438	2,544

Total assets	$54,856	$82,639

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,916	$5,785
Accrued liabilities	12,256	9,918
Current portion of capital lease obligations	19	20
Current portion of loans payable	2,447	12,576
Current portion of deferred revenue	12,998	14,724

Total current liabilities	32,636	43,023

Capital lease obligations, less current portion	5	7
Loans payable, less current portion	2,551	2,960
Other long-term liabilities	—	—
Deferred credit	2,953	2,953
Deferred revenue, less current portion	3,028	3,010

Total liabilities	41,173	51,953

Stockholders’ equity
Common stock	39	41
Treasury stock	(863)	—
Additional paid-in capital	238,786	238,352
Unearned stock-based compensation	—	(602)
Notes receivable from stockholders	—	(805)
Accumulated deficit	(224,279)	(206,300)

Total stockholders’ equity	13,683	30,686

Total liabilities and stockholders’ equity	$54,856	$82,639

DELTAGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002

Contract revenue	$4,605	$2,615

Costs and expenses:
Research and development (1)	10,126	16,797
Selling, general and administrative (1)	3,032	4,829
Restructuring charges (2)	9,262	—

Total costs and expenses	22,420	21,626

Loss from operations	(17,815)	(19,011)
Interest income	23	459
Interest expense	(187)	(196)

Net loss	$(17,979)	$(18,748)

Net loss per share, basic and diluted	$(0.45)	$(0.57)

Weighted average shares used in computing net loss per share, basic and diluted	39,795	32,877

(1) Non-cash charges include the following (in thousands):

	Three Months Ended March 31,
	2003	2002
Research and development
Depreciation and amortization	$1,338	$1,194
Amortization of intangibles	585	619
Amortization of unearned stock compensation expense	580	471
Loss on sublease	—	—

Total	2,503	2,284

Selling, general and administrative
Depreciation and amortization	282	197
Amortization of unearned stock compensation expense	429	207

Total	711	404

Total	$3,214	$2,688

(2)	The charges in 2003 include $4.2 million related to exiting excess facilities and $5.1 million for severance and other charges related to operations and workforce reductions.